First Choice Bancorp

Investor Presentation Update

March 23, 2020

Disclosures

FORWARD LOOKING STATEMENTS

In addition to historical information, certain matters set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to management's beliefs, projections and assumptions concerning future results and events. Forward-looking statements, include descriptions of management's plans or objectives for future operations, products or services, and forecasts of the Company's revenues, earnings or other measures of economic performance. As well, forward-looking statements may relate to future outlook and anticipated events, such as the Company's plans and protocols with regard to managing potential impacts related to the COVID-19 virus, the Company's strategy to help keep its workforce and local communities safe, the Company's business continuity protocols and the potential impact on operations related to COVID-19, and the Company's ability to successfully advance its development and expansion projects and achieve its growth objectives. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this presentation was prepared and can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words or phrases such as "aim," "can," "may," "could," "predict," "should," "will," "would," "believe," "anticipate," "estimate," "expect," "hope," "intend," "plan," "potential," 'project," "will likely result," "continue," "seek," "shall," "possible," "projection," "optimistic," and "outlook," and variations of these words and similar expressions or the negative version of those words or phrases.

Forward looking statements involve substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control. There are many factors that could cause actual results to differ materially from those contemplated by these forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company's earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ. Risks and uncertainties that could cause our financial performance to differ materially from our goals, plans, expectations and projections expressed in forward-looking statements include those set forth in our filings with the SEC, including under Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as may be supplemental and/or amended by our Quarterly Reports on Form 10-Q as filed subsequent thereto.

First Choice Bancorp

Investor Presentation Update

- We are updating the information regarding our loan portfolio from our investor presentation, dated and previously made available on January 27, 2020, relating to the impact of the Coronavirus (COVID-19) pandemic and the government's "social distancing" guidelines.

- With the change in economic conditions in our markets, and particularly, California's Stay at Home directive, we have evaluated our credit exposure in the hospitality sector as shown on the following slides.

- At the present time, we expect that most, if not all, of our hotels may eventually be closed.

- We also expect that most, if not all, of our hotels will have access to the emergency funding that the SBA is making available through their Disaster Relief Program, directly through the SBA, or as may be legislated, through SBA approved lenders.

First Choice Bancorp

Loans to Hospitality Industry at December 31, 2019

Product ($ in millions)	Commitment	Outstanding	% of total portfolio [1]
Commercial Real Estate	$ 68.4	$ 67.8	4.9%
Commercial and Industrial	19.5	7.1	0.5%
Construction and Land	74.0	55.5	4.0%
SBA	29.0	28.5	2.1%
	$ 190.9	$ 158.9	11.5%

Portfolio Summary

- Focused on "limited-service" sub-segment, which has historically shown some level of operational resilience during prior economic cycles
- 80% of the loans are located in Los Angeles, Orange and San Diego Counties
- All loans are personally guaranteed
- Sponsors average 24 years of experience in the industry with an average 7 year relationship with the Bank
- Approx. 75% of the hotels are recognized national franchises
- Relatively low charge-off history with net charge-offs of $528 thousand over last 5 years
- $88 thousand in non-accrual loans at December 31, 2019

1. Represents loans held for investment, net of discounts.

Loans to Hospitality Industry at December 31, 2019

Commercial real estate loans were originated with relatively low loan-to-value ratios and meaningful cash flow cushion

- 22 loans with an average loan commitment of $3.1 million
- Average loan-to-value is 43%

Construction portfolio statistics

- 5 loans with an average loan commitment of $14.8 million
- Average completion percentage approximately 75% of total construction portfolio
- Most of the construction projects are expected to be completed by the end of Q2 2020
- Maintain average loan-to-cost ratio at 70%
- Average loan-to-value is 54% based on as complete value

SBA portfolio statistics

- 19 loans with an average loan commitment of $1.6 million
- $24.8 million is unguaranteed portion retained, all of which is secured by commercial real estate properties
- Average loan-to-value is 66%

First Choice Bancorp

Contact Information

NAME	TITLE & CONTACT
Robert M. Franko	**First Choice Bancorp** *President & Chief Executive Officer*



Address: 17785 Center Court Drive
Suite 750
Cerritos, CA 90703

Telephone: (562) 345-9241

Email: Rfranko@FirstChoiceBankCA.com



Corporate Headquarters:
17785 Center Court Drive, Suite 750
Cerritos, CA 90703
Telephone: (562) 345-9092

Website: www.firstchoicebankca.com